Exhibit 99.1

NEWS RELEASE

RAMBUS ANNOUNCES MANAGEMENT CHANGES

John Danforth to assume role as senior legal advisor; Robert Kramer appointed acting general counsel

LOS ALTOS, Calif. – July 27, 2006 – Rambus Inc. (NASDAQ: RMBS), one of the world’s premier technology licensing companies specializing in high-speed chip interfaces, today announced that senior vice president, secretary and general counsel John Danforth will leave these positions and assume a new role within the Company, effective immediately. Mr. Danforth will focus on certain of the Company’s litigation matters as senior legal advisor.

“In the nearly five years John has served as general counsel, he has helped us make great strides in being fairly compensated for our patented inventions,” said Harold Hughes, president and chief executive officer at Rambus. “In John’s new role, on which he began to focus last October, he will continue to bring insight and leadership to key litigation matters.”

“I am excited to continue my work at Rambus in key areas of the Company’s litigation, particularly the ongoing management of its state court antitrust claims and certain aspects of its patent cases,” said John Danforth, senior legal advisor. “After many years of litigation, we now hope to bring these cases to conclusions that adequately reflect the remarkable industry-wide contributions Rambus engineers have made.”

Robert Kramer, deputy general counsel, will serve as acting general counsel until the general counsel role is filled. Mr. Kramer, who joined Rambus in October 2001, previously clerked for Judge Haldane Robert Mayer, who was Chief Judge of the United States Court of Appeals for the Federal Circuit, and has practiced law at leading intellectual property law firms in New York, Washington D.C., and Silicon Valley.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip interfaces. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan and Taiwan. Additional information is available at www.rambus.com.

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Press Contact:

Linda Ashmore

Rambus Public Relations

(650) 947-5411

lashmore@rambus.com